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Eastern Bankshares, Inc.
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Eastern Bankshares, Inc. Announces Intent to Declassify Its Board of Directors

BOSTON, May 3, 2021 (BUSINESS WIRE) — Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced a plan to declassify the Company’s Board of Directors (“Board”), from three classes of directors to a single class. Following a recommendation by its Nominating and Governance Committee, the Board plans to propose an amendment to the Company’s Articles of Organization (“Charter”) to declassify the Board over a five (5) year period. The Board then intends to seek the approval of the Company’s shareholders of such amendment at the Company’s 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”).

Currently, the Company’s Board is divided into three classes, with members of each class being elected to and serving three-year terms. The planned amendment to the Charter will provide that beginning with the Company’s 2024 Annual Meeting of Shareholders, the classes of directors will be nominated for re-election for three-, two- and one-year terms, respectively. If the proposed amendment is approved by the shareholders at the 2022 Annual Meeting, the Company’s Charter will be modified such that the Board will be fully declassified, with all directors standing for annual election, at the Company’s 2027 Annual Meeting of Shareholders.

"The Eastern Bankshares, Inc. Board believes that a robust governance program is vital to creating long-term shareholder value,” stated Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “The recent commitment by the Board to eliminate board classes and move to one-year terms over a transition period is a great demonstration of our commitment to strong corporate governance and accountability to our shareholders.”

The full text of the proposal will be included in the Company’s proxy statement to be filed with the Securities and Exchange Commission (“SEC”) prior to the Company’s 2022 Annual Meeting.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of March 31, 2021, Eastern Bank had approximately $17 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 1,900 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

IMPORTANT INFORMATION

The Company has filed with the SEC and provided to its shareholders a definitive proxy statement and additional solicitation material in connection with its 2021 Annual Meeting of Shareholders (“2021 Annual Meeting”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ADDITIONAL SOLICITATION MATERIALS AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Shareholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at investor.easternbank.com. The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s shareholders in connection with its 2021 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Company’s definitive proxy statement for the 2021 Annual Meeting, which was filed with the SEC on April 1, 2021.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown, adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, increased competitive pressures, changes in the interest rate environment, as well as general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged. For further discussion of such factors, please see the Company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC, which are available on the SEC’s website at www.sec.gov.

You should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this press release. The Company does not undertake any obligation to update forward-looking statements.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847